Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Main: (713) 780-9494

Fax: (713) 780-9254

Contact:

Robert C. Turnham, President

FOR IMMEDIATE RELEASE

Goodrich Petroleum Corporation Announces Suspension of Trading and Commencement of NYSE Delisting Procedures; Common Stock Expected to Begin Trading on the OTC Markets

HOUSTON, TX, Jan. 13, 2016 (PRNEWSWIRE) – Goodrich Petroleum Corporation (NYSE:GDP) (the “Company”) today announced that it received notification from the New York Stock Exchange (“NYSE”) that the NYSE has commenced proceedings to delist the Company’s common stock as a result of the NYSE’s determination that the Company’s common stock was no longer suitable for listing on the NYSE based on “abnormally low” price levels, pursuant to Section 802.01D of the NYSE’s Listed Company Manual. The NYSE suspended trading in the Company’s common stock effective immediately.

The Company has two preferred stock issues listed on the NYSE, which will also be suspended:

Ticker Symbol	Issue Description
GDP PR C	Depositary Shares, Each Representing 1/1000th Interest in a Share of 10.00% Series C Cumulative Preferred Stock
GDP PR D	Depositary Shares, Each Representing 1/1000th Interest in a Share of 9.75% Series D Cumulative Preferred Stock

The NYSE stated that it will apply to the Securities and Exchange Commission (“SEC”) to delist the Company’s common stock upon completion of all applicable procedures. The Company does not intend to appeal the delisting determination. The Company anticipates that its common stock, under the symbol GDPM, will begin trading on the OTC Markets marketplace on January 14, 2016. Both preferred issues will begin trading under GDPAL and GDUEL, respectively, upon FINRA clearance. The transition to the over-the-counter markets will not affect the Company’s business operations. The Company will remain subject to the public reporting requirements of the SEC following the transfer.

Goodrich Petroleum Corporation is an independent oil and gas exploration and production company.